EXHIBIT 10.21

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 12, 2004, among The Brickman Group, Ltd., a Delaware corporation (the “Company”), Brickman Group Holdings, Inc., a Delaware corporation (“Holdings”), and Scott Brickman (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company and Holdings shall employ Executive, and Executive hereby accepts employment with the Company and Holdings, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the President and Chief Executive of the Company and Holdings, and shall have the normal duties, responsibilities and authority of the President and Chief Executive Officer of each such entity, subject to the power of the Board of Directors (the “Board”) of the applicable entity reasonably to expand or limit such duties, responsibilities and authority and to override actions of the President and Chief Executive Officer. During the Employment Period, the Executive’s principal place of business shall be at the Company’s offices in Gaithersburg, Maryland.

(b) Executive shall report to Holdings’ Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, Holdings and the other Subsidiaries of Holdings. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall not undertake any other business activities that could adversely affect the performance of his duties.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation, partnership, limited liability company or other entity of which the securities having a majority of the voting power in electing directors, general partners or managers are, at the time of determination, owned by the Holdings, directly or through one of more Subsidiaries.

3. Base Salary and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $400,000 per annum (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. The Base Salary shall be adjusted following the end of each fiscal year during the

Employment Period to reflect changes in the national consumer price index during such fiscal year. In addition, during the Employment Period, Executive shall be entitled to participate in all of the employee benefit programs for which senior executive employees of Holdings, the Company or any other Subsidiaries are generally eligible (the “Benefit Programs”), and Executive shall be entitled to vacation time as Executive considers appropriate.

(b) In connection with the execution and delivery of this Agreement, the Company is making a one-time payment to the Executive of $291,271.95, which payment shall be made within 30 days of the date of this Agreement.

(c) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. During the Employment Period, the Company shall pay Executive a car allowance not to exceed $1200 per month. During the Employment Period, the Company shall also reimburse Executive for the cost of all club memberships for which the Executive is currently being reimbursed by the Company.

(d) The Company shall award a bonus (the “Performance Bonus”) to Executive with respect to each fiscal year during the Employment Period in which the Company achieves EBITDA equal to at least 90% of the amount set forth in the Company’s final annual operating budget approved by Holdings’ Board, as adjusted with the mutual agreement of the Executive and Holdings’ Board to account for any acquisition by the Company during such year (“Budgeted EBITDA”), but, if the Company achieves less than 90% of Budgeted EBITDA, the Company shall not be obliged to award Executive any bonus. For fiscal years in which the Company’s EBITDA equals or exceeds 90% of Budgeted EBITDA, the Company shall award Executive a bonus equal to a percentage of his Base Salary determined based upon the following schedule:

Percentage of Budgeted EBITDA	Percentage of Base Salary
90-94.9	60
95-99.9	80
100-104.9	100
105-109.9	115
110-114.9	120
115 and up	125

The Performance Bonus will be paid by the Company to the Executive no later than 30 days after Holdings’ Board receives the Company’s final audited financial statements for such fiscal year.

4. Term.

(a) The Employment Period shall continue until December 31, 2007 and year to year thereafter, unless either Holdings or Executive provides written notice of termination of the Employment Period to the other parties hereto at least 90 days prior to December 31, 2007 or December 31 of any year thereafter (a “Termination Notice”); provided that (i) the Employment Period shall terminate prior to termination under the foregoing provision upon Executive’s resignation, death or permanent disability or incapacity (as determined by the Board of Holdings in its reasonable good faith judgement, or, if the Board’s determination is disputed by Executive, by an independent qualified physician with a national reputation mutually acceptable to the Board and Executive or Executive’s representative), (ii) Holdings may terminate the Employment Period at any time for Cause (as defined below) or without Cause and (iii) Executive may terminate the Employment Period at any time. The date on which the Employment Period terminates is the “Termination Date”.

(b) If (i) Holdings terminates the Employment Period without Cause or if Holdings terminates the Employment Period by way of a Termination Notice or (ii) Executive terminates the Employment Period for Executive Good Reason (as defined below), Executive shall be entitled to receive his Base Salary and shall continue to participate in the Benefit Programs until the first anniversary of such termination (“Severance”). However, notwithstanding the foregoing, Executive shall not be entitled to any Severance unless Executive executes a release of Holdings, the Company and Holdings’ other Subsidiaries in form and content reasonably satisfactory to Holdings’ Board and Executive.

(c) If the Employment Period is terminated by Holdings for Cause, or by Executive without Executive Good Reason, Executive shall be entitled to receive his Base Salary through the Termination Date only and shall not be entitled to any Severance.

(d) If the Employment Period is terminated by reason of Executive’s death or permanent disability or incapacity, Executive (or his representatives) shall be entitled to receive severance consisting of his Base Salary and shall continue to participate in the Benefit Programs through the second anniversary of such termination.

(e) All of Executive’s rights to bonuses under paragraph 3(c) (if any) which would have become payable after the Termination Date if Executive were still employed by the Company shall cease upon a termination in the circumstances described in paragraph 4(c) above. However, in the event of a termination in the circumstances described in paragraph 4(b) or paragraph 4(d) above (other than a termination by Executive for Executive Good Reason), Executive shall be entitled to receive an amount equal to the Performance Bonus that he would have been entitled to receive if he were employed during the Severance Period (as defined below) and the Company had achieved 100% of Budgeted EBITDA during such period. If the Termination Date is a date other than the last day of a fiscal year, then Executive is entitled to a Pro-rated Bonus for the final portion of the Severance Period that is not a full year. “Pro-rated Bonus” shall mean the pro rata amount (based on the number of days elapsed during such year) of the Performance Bonus to which Executive would be entitled if Executive had worked the entire period for which the Performance Bonus is being calculated.

(f) It is understood and agreed that a merger of the Company with and into Holdings, or a merger of Holdings with and into the Company, will not in and of itself be deemed to result in a termination of Executive’s employment without Cause notwithstanding that Executive will not be employed by whichever of such entities is not the surviving corporation following such merger, provided that Executive is so employed by the surviving corporation.

5. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by Holdings, the Company and any other Subsidiaries (including those obtained while employed by The Brickman Group, Ltd. and its predecessors prior to the date of this Agreement concerning the business or affairs of the Company and any Subsidiary (“Confidential Information”)) are the property of Holdings, the Company or such other Subsidiary. Therefore, Executive agrees that he shall not (except as required by law or legal process, provided that in the latter case Executive uses reasonable efforts to provide Holdings or its Subsidiaries with an opportunity to seek a protective order) disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of Holdings’ Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company promptly upon the termination of employment, or at any other time Holdings or the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of Holdings, the Company or any other Subsidiary which he may then possess or have under his control.

6. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with Holdings and the Company he shall become familiar, and during his previous employment with the Company and its predecessors he has become familiar, with Holdings’ and the Company’s trade secrets and with other Confidential Information concerning Holdings, the Company and its predecessors and any other Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to Holdings, the Company and the other Subsidiaries. Therefore, Executive agrees that during (i) the Employment Period and (ii) the Additional Noncompete Period (as defined below) ((i) and (ii), collectively, the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive’s employment, within any state in the United States in which the Company or the Subsidiaries engage in such businesses at the time of termination and all states located adjacent to such states. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During (i) the Employment Period (except on Holdings’, the Company’s or any other Subsidiary’s behalf) and (ii) the Additional Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Holdings, the Company or any other Subsidiary to leave the employ of Holdings, the Company or such other Subsidiary, nor shall Executive make any intentionally disparaging remarks about Holdings, the Company, their respective officers and directors or their stockholders to any such employee, (ii) hire any person who was an employee of Holdings, the Company or any other Subsidiary at any time during the Employment Period (except that the foregoing shall not prohibit the employment of any individuals (A) who have ceased to be employed by Holdings, the Company or any other Subsidiary, as the case may be, for at least three months prior to the first time such individuals and Executive (directly or indirectly through another entity) discussed employment and (B) who are responding to a general help wanted advertisement (including by way of the internet) or who have submitted an application through a recruiting or personnel placement company, provided that such individual has taken such actions without any encouragement of Executive (directly or indirectly), or (iii) induce or attempt to induce any customer, supplier, license, licensor, franchisee or other business relation of Holdings, the Company or any other Subsidiary to cease doing business with Holdings, the Company or any other Subsidiary.

(c) If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 6 are reasonable.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 6, Holdings or the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this paragraph 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

7. Definitions.

“Additional Noncompete Period” means a period of two years commencing upon the Termination Date; provided, however, that (i) if during the Employment Period a Change of Control occurs, the Additional Noncompete Period shall be zero unless prior to consummation of such Change of Control the Company agrees in writing on terms and in a form reasonably acceptable to Executive to pay Executive upon such Change of Control (and the Company in fact upon such Change of Control makes payment of) a lump sum amount in cash equal to 250% of Executive’s Base Salary as in effect at the time of such Change of Control for each 12 month period that is included in the Additional Noncompete Period (i.e., Executive would receive a total of 500% of his then current Base Salary for the two year Additional Noncompete Period) and (ii) if after termination of the Employment Period but before the second anniversary of such termination any such Change of Control occurs, the Additional Noncompete Period shall, effective upon consummation of such Change of Control, forthwith terminate and expire unless prior to consummation of such Change of Control the Company in writing on terms and in a form reasonably acceptable to Executive agrees to pay Executive upon such Change of Control (and the Company in fact upon such Change of Control makes payment of) a lump sum amount in cash equal to the product of (x) 250% of Executive’s Base Salary in effect at the time of termination of his employment times (y) a fraction, the numerator of which is the number of calendar days remaining in the balance of the two year Additional Noncompete Period after such Change of Control, and the denominator of which is 365; provided further, however, that in the event of any Change of Control where the consideration paid to the stockholders of the Company or Holdings, as the case may be, pursuant to such Change of Control implies an “enterprise value” of the Company or Holdings, as applicable, of less than $395,000,000 (it being understood the term “enterprise value” means the value of the entire Company (or Holdings, as applicable) and all its subsidiaries without regard to capital structure and assuming the absence of any indebtedness for borrowed money), the Additional Noncompete Period shall be zero (if such Change of Control occurs during the Employment Period) or shall forthwith terminate and expire effective upon consummation of such Change of Control (if such Change of Control occurs after the Termination Date).

“Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other willful act or omission involving fraud with respect to the Company or any of its Subsidiaries or that amounts to a breach of his duty of loyalty as an officer and director of the Company and its Subsidiaries, (ii) conduct bringing the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated willful failure to perform duties as reasonably directed by the Board, if not cured within 5 business days after receiving written notice from the Board, or (iv) willful misconduct with respect to the Company or any of its Subsidiaries.

“Change of Control” shall mean either (i) a Sale of the Company (as defined in the Stockholders Agreement, referring to a sale or recapitalization of Holdings, which is referred to as the “Company” in the Stockholders Agreement) or (ii) a sale or recapitalization of the Company to or by an Independent Third Party (as defined in the Stockholders Agreement) or group of Independent Third Parties pursuant to which such party or parties acquire (A) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale, transfer of issuance of the Company’s capital stock) or (B) all or substantially all of the Company’s assets determined on a consolidated basis.

“EBITDA” means, for any period, an amount equal to the sum of the Company’s consolidated net income, plus the provision for taxes of the Company or any other Subsidiary for such period based on income or profits (including the amount of any permitted tax distributions), plus interest expense, plus depreciation and amortization charges reducing the Company’s consolidated net income.

“Executive Good Reason” means (i) Executive is removed as President and CEO of the Company or Holdings or is assigned duties inconsistent with those typically assigned to a President and CEO without his consent or (ii) any decrease in the Base Salary and benefits, except for a decrease which is across the board and uniform (in amount and percentage) and less than 15% of such Base Salary.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Severance Period” means the period during which Executive is entitled to receive severance payments pursuant to paragraph 4.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of December 20, 2002, among Holdings and the Stockholders referred to therein.

8. Executive, Company and Holdings’ Representations. Executive, on the one hand, and the Company and Holdings, on the other, each hereby represents and warrants to the other that (i) the execution, delivery and performance of this Agreement by such party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such party is a party or by which such party is bound and (ii) upon the execution and delivery of this Agreement by the other party, this Agreement shall be the valid and binding obligation of such party, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9. Survival. Paragraphs 3 through 7 and paragraphs 9 through 17 shall survive and continue in full force in accordance with their terms notwithstanding any termination.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Mr. Scott Brickman

11637 Lake Potomac Drive

Potomac, MD 20854

Notices to the Company or Holdings:

The Brickman Group, Ltd.

18227 Flower Hill Way

Suite D

Gaithersburg, MD 20879

Attention: Mark A. Hjelle, Esq.

With copies to:

CIVC Partners, LLC

231 S. LaSalle Street

Chicago, IL 60697

Attention: Mr. Chris Perry

Kirkland & Ellis LLP

200 E. Randolph Street

Chicago, IL 60601

Attention: Richard Porter, P.C.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement is the sole agreement of the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which relate to the subject matter hereof (including, without limitation, that certain Employment Agreement, dated as of January 14, 1998, by and among the Company, Brickman Holdings Corp. and Executive which this Agreement amends and restates in its entirety).

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

BRICKMAN GROUP HOLDINGS, INC.

By:	/s/ Mark A. Hjelle
Its	Vice President

THE BRICKMAN GROUP, LTD.

By:	/s/ Mark A. Hjelle
Its	Vice President

/s/ Scott W. Brickman
Scott Brickman

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